UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2023

Southport Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-41150	86-3483780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1745 Grand Avenue Del Mar, California	92014
(Address of principal executive offices)	(Zip Code)

(917) 503-9722

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one warrant	PORT.U	The New York Stock Exchange
Class A common stock, $0.0001 par value per share	PORT	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50, subject to adjustment	PORT.W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 9, 2023, Southport Acquisition Corporation (the “Company”) held a special meeting of stockholders (the “Special Meeting”) to vote upon the Extension Amendment Proposal (as defined below). At the Special Meeting, the Company’s stockholders approved the Extension Amendment Proposal, and promptly thereafter, the Company filed with the Secretary of State of the State of Delaware an amendment to its Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to implement the Extension Amendment Proposal.

The foregoing description of the Extension Amendment is qualified in its entirety by the full text of the Extension Amendment, which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 9, 2023, the Company convened the Special Meeting for the purposes of considering and voting upon the following proposals, each of which is described in further detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on May 22, 2023:

•	a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate an initial business combination (the “Extension”) from June 14, 2023 (the date that is 18 months from the closing date of the Company’s initial public offering) to September 14, 2023 (the “Extended Date”) and to allow the board of directors of the Company, without another stockholder vote, to elect to further extend the date to consummate an initial business combination after the Extended Date up to six times, by an additional month each time, up to March 14, 2024 (the “Extension Amendment Proposal”); and

•	a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Extension Amendment Proposal or if the Company determines that additional time is necessary to effectuate the Extension (the “Adjournment Proposal”).

Holders of 21,442,128 shares of common stock of the Company held of record as of May 12, 2023, the record date for the Special Meeting, were present virtually or by proxy, representing approximately 74.6% of the voting power of the Company’s shares of common stock as of the record date for the Special Meeting, and constituting a quorum for the transaction of business.

A summary of the voting results at the Special Meeting is set forth below.

Proposal No. 1: The Extension Amendment Proposal

The voting results for the Extension Amendment Proposal were as follows:

For	Against	Abstain
20,479,579	962,549	0

Proposal No. 2: The Adjournment Proposal

The Company had solicited proxies in favor of an Adjournment Proposal which would have given the Company authority to adjourn the Special Meeting to a later date or dates, if the Company determined that additional time was necessary to effectuate the Extension. As sufficient shares were voted in favor of the Extension Amendment Proposal, the Adjournment Proposal was not voted upon at the Special Meeting.

Item 8.01 Other Events.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 18,849,935 shares of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”) properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.49 per share of Class A Common Stock, for an aggregate redemption amount of approximately $198 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amendment to the Amended and Restated Certificate of Incorporation of Southport Acquisition Corporation dated June 9, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southport Acquisition Corporation

Date: June 9, 2023	By:	/s/ Jeb Spencer
Name: Jeb Spencer
Title: Chief Executive Officer